As filed with the Securities and Exchange Commission on December 18, 2025

Registration No. 333-292129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SNAIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	88-4146991
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Snail, Inc.

12049 Jefferson Boulevard

Culver City, California 90230

(310) 988-0643

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Hai Shi

Chief Executive Officer

12049 Jefferson Boulevard

Culver City, California 90230

(310) 988-0643

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Egan, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone: (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 18, 2025

Snail, Inc.

5,414,991 Shares of Class A common stock

This prospectus relates to the resale from time to time of up to an aggregate of 5,414,991 shares of the Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Snail, Inc. (the “Company”, “we”, “us”, and “our”) by the Selling Stockholders identified in this prospectus, including their pledgees, assignees, donees, transferees or their respective successors-in-interest (the “Selling Stockholders”).

The shares of Class A common stock registered hereby will be issued (if any) pursuant to the terms of two separate Securities Purchase Agreements, dated October 24, 2025 and November 26, 2025, respectively (the “Securities Purchase Agreements”), entered into by and between us and the Selling Stockholders. Per the Securities Purchase Agreements, the Selling Stockholders purchased from us in separate private placement offerings (the “Offering”) two unsecured convertible promissory notes in the aggregate principal amount of $3,300,000 (each a “Note” and together, the “Notes”) pursuant to which we issued and sold to the Selling Stockholders two Notes with a 10% original issuance discount (“OID”), one of which is in the aggregate principal amount of $2,200,000 and had a purchase price of $2,000,000, which was issued to Crom Structured Opportunities Fund I, LP, a Delaware limited partnership (“Crom”), and the other was in the aggregate principal amount of $1,100,000 and had a purchase price of $1,000,000, which was issued to Monroe Street Capital Partners, LP (“Monroe Street” and together with Crom, the “Selling Stockholders”).

This prospectus relates to the registration of the following 5,414,991 shares of Class A common stock that may be issued to the Selling Stockholders: (1) up to 3,275,046 shares of Class A common stock that may be issued and sold to Crom pursuant to the Securities Purchase Agreement and upon conversion of all or a portion of the Note, and (2) up to 2,139,945 shares of Class A common stock that may be issued and sold to Monroe Street pursuant to the Securities Purchase Agreement and upon conversion of all or a portion of the Note. See the section of this prospectus entitled “The Private Placement Convertible Note Transactions” for addition information about the Offering.

The Selling Stockholders may sell or otherwise dispose of the shares of Class A common stock described in this prospectus in a number of different ways and at varying prices. In addition, the Selling Stockholders will pay all underwriting, brokerage fees and commissions and similar expenses. We will pay the expenses (except underwriting, brokerage fees and commissions and similar expenses) incurred in registering the shares of Class A common stock, including legal and accounting fees. See the section of this prospectus entitled “Plan of Distribution” for more information about how the Selling Stockholders may sell or otherwise dispose of the shares of Class A common stock being registered pursuant to this prospectus. The Selling Stockholders are each an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). The prices at which the Selling Stockholders may sell shares will be determined by the prevailing market price for our Class A common stock or in negotiated transactions.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See the section of this prospectus entitled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Our Class A common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SNAL.” On December 17, 2025, the last sale price per share of our Class A common stock as reported on Nasdaq was $0.89.

Investing in our Class A common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2025.

i.

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the shares of Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus and the documents incorporated by reference into this prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

The Stockholders are offering the shares of Class A common stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the shares of Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of Class A common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), under which the Selling Stockholders may offer from time-to-time securities described herein in one or more offerings. If required, each time a Selling Stockholder offers shares, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement before buying any of the securities offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, as well as the documents incorporated by reference herein, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Snail,” “the Company,” “we,” “us,” “our” and similar references refer to Snail, Inc., an entity incorporated under the laws of the State of Delaware, and where appropriate our consolidated subsidiaries.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

ii.

Special Note Regarding Forward-Looking Statements

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “may,” “predict,” “continue,” “estimate,” and “potential,” or the negative of these terms or other similar expressions.

Discussions containing these forward-looking statements may be found, among other places, in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K (the “Form 10-K”), our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as well as any amendments thereto.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, beliefs or current expectations. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans, and objectives. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified described in the section “Risk Factors” in any other annual, periodic, or current report incorporated by reference into this prospectus. The statements we make regarding the following matters are forward-looking by their nature:

●	our ability to re-establish profitable operations, raise additional capital or renegotiate our debt arrangements;

●	our growth prospects and strategies;

●	launching new games and additional functionality to games that are commercially successful;

●	our expectations regarding significant drivers of our future growth;

●	our ability to retain and increase our player base and develop new video games and enhance our existing games;

●	competition from companies in a number of industries, including other casual game developers and publishers and both large and small, public and private multimedia companies;

●	our ability to attract and retain a qualified management team and other team members while controlling our labor costs;

●	Our relationships with third-party platforms such as Xbox Live and Game Pass, PlayStation Network, Steam, Epic Games Store, the Apple App Store, the Google Play Store, My Nintendo Store and the Amazon Appstore;

●	our ability to successfully enter new markets and manage our international expansion;

●	protecting and developing our brand and intellectual property portfolio;

●	costs associated with defending intellectual property infringement and other claims;

●	our future business development, results of operations and financial condition;

●	rulings by courts or other governmental authorities;

●	our Share Repurchase Program (as defined the Form 10-K), including expectations regarding the timing and manner of repurchases made under the Share Repurchase Program;

●	our plans to pursue and successfully integrate strategic acquisitions;

●	other risks and uncertainties described in our Form 10-K, including those described in Item 1A of Part I, “Risk Factors” of the Form 10-K; and

●	assumptions underlying any of the foregoing.

Further information on risks, uncertainties and other factors that could affect our financial results are included in our filings with the SEC from time to time, and other periodic reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K filed or to be filed with the SEC. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those expressed or implied in the forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this prospectus are based on management’s beliefs and assumptions and on information currently available to us as of the date of this filing, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

iii.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in, or incorporated by reference into, this prospectus.

Overview

Our mission is to provide high-quality entertainment experiences to audiences around the world. We are a leading, global independent developer and publisher of interactive digital entertainment for consumers around the world. We have built a premier portfolio of premium games designed for use on a variety of platforms, including consoles, PCs, and mobile devices. ARK: Survival Evolved has been a top-25 selling game on the Steam platform by gross revenue in each year we released an ARK DLC. Our expertise in technology, in-game ecosystems and monetization of online multiplayer games has enabled us to assemble a broad portfolio of intellectual property across multiple media formats and technology platforms. Our flagship franchise from which we generate the substantial majority of our revenues, ARK, is a leader within the sandbox survival genre with 107.4 million console and PC installs through September 30, 2025. See below for discussion of key performance metrics and non-GAAP measures. In the three and nine months ended September 30, 2025, ARK: Survival Evolved and ARK: Survival Ascended combined for an average total of 216,000 and 233,000 daily active users (“DAUs”) on the Steam and Epic platforms, as compared to 210,000 and 212,000 in the three and nine months ended September 30, 2024, respectively. We define “daily active users” as the number of unique users who play any given game on any given day. For the three months ended September 30, 2025 and 2024, we generated 88.4% and 88.7%, respectively, of our revenues from the ARK franchise. For the nine months ended September 30, 2025 and 2024, we generated 90.3% and 82.0%, respectively, of our revenues from the ARK franchise.

Our dedication to providing audiences with high-quality entertainment experiences utilizing the latest gaming technology has produced strong user engagement, continued revenue growth, and increased cash flows. Through September 30, 2025, our ARK franchise game has been played for 4.2 billion hours with an average playing time per user of 161 hours and with the top 21.4% of all players spending over 100 hours in the game, according to data from the Steam platform. For the three months ended September 30, 2025 and 2024, our net revenue was $13.8 million and $22.5 million, respectively. For the nine months ended September 30, 2025 and 2024, our net revenue was $56.1 million and $58.3 million, respectively. During the three months ended September 30, 2025, approximately 33.2% of our revenue came from consoles, 49.5% from PC and 13.1% from mobile as compared to 44.3% from consoles, 45.6% from PC and 4.6% from mobile during the three months ended September 30, 2024. During the nine month ended September 30, 2025, approximately 39.9% of our revenue came from consoles, 46.1% came from PC and 11.0% from mobile as compared to 41.7% from consoles, 46.7% from PC and 5.4% from mobile platforms during the nine month ended September 30, 2024. We had a net loss of $7.9 million compared to a net income of $0.2 million, for the three months ended September 30, 2025 and 2024, respectively. For the nine months ended September 30, 2025, we had a net loss of $26.4 million as compared to net income of $0.7 million for the nine months ended September 30, 2024.

Key Factors Affecting Our Business

There are a number of factors that affect the performance of our business, and the comparability of our results from period to period, including:

Investments in our content strategy

We continuously evaluate and invest in content strategy to improve and innovate our games and features and to develop current technological platforms. We are currently actively investing in expanding our gaming pipeline as well as developing media related to our gaming intellectual property. We also continue to invest to grow our micro-influencer platform, NOIZ, by attracting new influencers and brand customers. We have established a new division internally under the Interactive Films brand. This division will focus on creating content in the vertical short film segment of the digital entertainment market. The mobile application has already launched on iOS and Android platforms. As of September 30, 2025, we have released sixty-seven short film dramas including licensed films from external organizations and expect a consistent roll out of new short film dramas.

1

Growth of user base

We have experienced significant growth in our number of downloads over the last several years. We have sold 54.6 million units between January 1, 2016 and September 30, 2025. During the three months ended September 30, 2025, we sold 1.1 million units consistent with 1.1 million in the three months ended September 30, 2024. Our video games provide highly engaging, differentiated entertainment experiences where the combination of challenge and progress drives player engagement, high average player times, and long-term franchise value. The success of our franchise hinges on our ability to keep our current players engaged while also growing our user base by innovating our platform and monetizing new offerings. The degree to which gamers are willing to engage with our platform is driven by our ability to create interactive and unique content that will enhance the game-play experience. We sell DLCs which are supplementary to our master games and expand the gaming universe to continuously evolve the game and retain players. Our master games are the base versions of a specific title, for example, ARK: Survival Evolved is our master game and ARK: Genesis is a DLC.

While we believe we have a significant opportunity to grow our installed base, we anticipate that our overall user growth rate will fluctuate over time as we continue to release new master games and companion DLCs. Download rates and user engagement may increase or decrease based on other factors such as growth in console, PC and mobile games, ability to release content, market effectively and distribute to users.

Investments in our technology platform

We are focused on innovation and technology leadership in order to maintain our competitive advantage. We spend a portion of our capital on our research and development platform to continuously improve our technological offerings and gaming platform. Our proprietary video game technology includes a versatile game engine, development pipeline tools, advanced rendering technology and advanced server and network operations. Continued investment in improving the technology behind our existing gaming platforms as well as developing new software tools for new product offerings is important to maintaining our strategic goals, developer and creator talent, and financial objectives. For us to continue providing cutting-edge technology to our users and bringing digital interactive entertainment to market, we must also continue to invest in developmental and creative resources. For our users, we regularly invest in user-friendly features and enhance user experience in our games and platforms. As our industry moves towards increased use of cloud gaming and gaming as a service technology, our ability to bring interactive technologies to market will be an increasingly important part of our business. Furthermore, to accompany our entry into the vertical short film market, we have developed a distribution platform, the SaltyTV mobile application that allows users to access the content on demand.

Ability to release content, market effectively through cross media and expand the gaming group

Establishing and maintaining a loyal network of players for our premium games is vital for our business and drives revenue growth. To grow and maintain our player base, we invest in developing new games to attract and engage players, and in providing existing audiences with proven content in the form of new DLCs. In the near-term, we may increase spending on original content creation with new studios, and on sales and marketing as a percentage of revenue to grow our player network. The scale of our player base is determined by a number of factors, including our ability to strengthen player engagement by producing content that players play regularly and our effectiveness in attracting new players, both of which may in turn affect our financial performance.

Strategic relationship with developers, Studio Wildcard & Suzhou Snail

We have grown and expect to continue to grow our business by collaborating with game studios that we believe can benefit from our team’s decades of experience developing successful games. We have strategic relationships with many developer studios that create original content for us. The relationships allow for valuable knowledge sharing between Suzhou Snail, a related party, and the developer studios. We enjoy a long-term relationship with Studio Wildcard, a related party, which develops our ARK franchise. We have an exclusive license with Studio Wildcard for rights to ARK, and we work with them and our other studio developer partners to provide ongoing support across numerous aspects of game development. Our financial results may be affected by our relationship with game studios, including Studio Wildcard, and our ability to create self-developed titles.

Relationship with third party distribution platforms

We derive nearly all of our revenue from third-party distribution platforms, these include but are not limited to, Xbox Live and Game Pass, PlayStation Network, Steam, Epic Games Store, the Apple App Store, the Google Play Store, My Nintendo Store and the Amazon Appstore. These digital distribution platforms have policies that may impact our reachability to our potential audience, including the discretion to amend their terms of service, which could affect our current operations and our financial performance. As we expand to new markets, we anticipate similar relationships with additional distribution partners that could similarly impact our performance.

2

Seasonality

We experience fluctuations in quarterly and annual operating results as a result of the timing of the introduction of new titles, variations in sales of titles developed for particular platforms, market acceptance of our titles, development and promotional activities relating to the introduction of new titles, releases of expansion packs and DLCs, and to coincide with the global holiday season in the fourth and first quarters of each year. Seasonality in our revenue also tends to coincide with promotional cycles on platforms, typically on a quarterly basis.

Recent Developments

Gaming

In February 2025, we released a brand new DLC map for ARK: Survival Ascended, ARK: Astraeos. This expansive Greek methodology map offers over 264-square kilometers of playable area, filled with stunning scenery, ancient ruins, sacred temples, and powerful new bosses. Since release, we sold 574K units across Steam, PlayStation, and Xbox. We have also completed two new game acquisitions through our gaming network and partners as part of the larger effort to expand our games portfolio.

At GDC 2025, we officially announced the 10-year celebration of ARK: Survival Evolved with a brand new DLC, ARK: Aquatica, released in July 2025. The new non-canonical expansion map features an ambitious underwater setting where 95% of gameplay will take place beneath the surface. For ARK: Survival Ascended, we announced a new full-size canonical expansion, Lost Colony, that sets in a frozen world where players follow legendary survivor Mei Yin on a perilous quest to uncover ARK’s buried secrets. Furthermore, we announced Bellwright will be released on the Xbox platform as a next step to broaden the game’s exposure and player base. We have also debut teaser trailers for two in-house developed projects, Nine Yin Sutra: Wushu and Nine Yin Sutra: Immortal. These two original titles invite players into vast, immersive worlds shaped by martial arts mastery and cultivation.

Shortly after GDC, on April 23, 2025, we released a major content update to Bellwright in the way of celebrating its one-year anniversary. Content update includes 200+ enhancements across visual, audio & gameplay quality-of-life. In the subsequent month, we saw 1.5x units sold compared to one month prior.

In keeping up with the momentum of Lost Colony announcement, ARK: Survival Ascended (“ASA”) was added to the PlayStation Plus subscription program and made available free of charge to any PlayStation Plus subscribers. The inclusion proved a major success, driving a surge in downloads with over 8 million installs and significantly expanding the player base, further cementing ARK’s presence on console. During the inclusion month, we also saw a healthy uplift in ASA DLC sales on PlayStation.

On June 18, 2025, the Lost Colony Expansion Pass pre-sale went live across Steam, PlayStation, and Xbox. The DLC is expected to be released later this year. To deepen our commitment to our ARK fans, we have included a brand-new ARK: Fantastic Tames – Drakelings as part of the expansion pass. The pre-sale exceeded our expectations, selling over 306K units through September 30, 2025. On October 7th, 2025, we further enhanced the value of the Lost Colony Expansion Pass by adding a completely new Fantastic Tames, Elderclaw to the bundle.

Furthermore, in an effort to broaden our portfolio offerings beyond the sandbox survival genre, we have released five indies games that cater to a broader set of audience in the second quarter of 2025; The Cecil: The Journey Begins, Chasmal Fear, Castle of Secrets, Zombie Rollerz: The Last Ship, and Robots at Midnight. Towards the end of the year, we have two exciting releases to round out 2025 in Rebel Engine, a fusion of the stylish combat of a hack-n’-slash with the lightning speed and bombastic gunplay of a ‘90s FPS into a wholly unique, fast-paced action game.

3

Film and TV

To bring more entertainment to our users, our short film mobile application, SaltyTV, brings exclusive, original stories from heart-racing thrillers to jaw-dropping romances to our viewers. We have released sixty-seven short film dramas through September 30, 2025 and expect a consistent roll out of new short film dramas throughout 2025 and beyond. In a strategic step forward in advancing the short-film business line, Snail Inc. subsidiary Interactive Films signed a Memorandum of Understanding (MOU) with Mega Matrix Inc. (NYSE American: MPU) for a joint development, production, and global distribution of short dramas. Furthermore, we expanded the short film dramas’ product scope with the release of a new game based on the produced stories; The Fame Game: Welcome to Hollywood, an adventure that follows an up-and-coming actor as he navigates the complexities of romance, ambition, and the unexpected truths hiding beneath the red carpet.

Digital Asset

In addition, we recently announced on July 15, 2025, our intention to explore a strategic digital asset initiative that includes the evaluation and feasibility for introduction of our own proprietary stablecoin. This initiative would be subject to a range of factors, including but not limited to, regulatory approvals, market conditions, technical feasibility, cybersecurity safeguards, financial controls, and internal governance. We believe that exploring stablecoin infrastructure may position us as an early mover within the digital entertainment industry. While no definitive decisions have been made to integrate such technology into our corporate strategy, we continue to evaluate and explore opportunities as part of our broader innovation roadmap.

At the Market Offering Program

On August 7, 2025, we entered into an At The Market Offering Agreement (the “ATM Sales Agreement”) with H.C. Wainwright & Co., LLC, as sales agent (the “Sales Agent” or “Wainwright”), to sell shares of our Class A common stock from time to time, in an “at the market offering” program through Wainwright, with certain limitations on the amount of Class A common stock (the “ATM Shares”) that may be offered and sold thereunder. The sales, if any, of the ATM Shares made under the ATM Sales Agreement will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, including sales made directly on or through the Nasdaq Capital Market (the “Nasdaq”) or on any other existing trading market for our Class A common stock, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.

Offers and sales of shares of Class A common stock by us, if any, under the ATM Sales Agreement, will be made through a prospectus supplement, dated August 7, 2025 and an accompanying base prospectus, dated September 20, 2024, contained therein (the “ATM Prospectus Supplement”), which ATM Prospectus Supplement forms a part of our shelf registration statement on Form S-3 (File 333-282030), initially filed by us with the U.S. Securities and Exchange Commission (the “SEC”) on September 11, 2024 (the “Registration Statement”) and declared effective by the SEC on September 20, 2024. The aggregate market value of the shares of Class A common stock eligible for sale under the ATM Prospectus Supplement is currently $4,500,000, which is based on the limitations of General Instruction I.B.6 of Form S-3.

The February 2025 Private Placement Convertible Note Transaction

On February 21, 2025, we entered into securities purchase agreements (the “February 2025 Securities Purchase Agreements”) with Crom and Jefferson Street Capital LLC (the “Investors”). Pursuant to the terms and conditions of the February 2025 Securities Purchase Agreements, the Investors agreed to purchase from us in a private placement offering two unsecured convertible promissory notes in the aggregate principal amount of $3,300,000 with the Investors pursuant to which we issued and sold to the Investors two notes with a 10% original issuance discount, one of which is in the aggregate principal amount of $2,200,000 and had a purchase price of $2,000,000 and the other was in the aggregate principal amount of $1,100,000 and had a purchase price of $1,000,000. The February 2025 Securities Purchase Agreements provided for the issuance of convertible promissory notes in the aggregate principal amount of up to $11,000,000. After the issuance of the convertible promissory notes in the aggregate principal amount of $3,300,000, an additional $7,700,000 of aggregate principal amount of convertible promissory notes remained available for issuance.

4

The October 2025 and November 2025 Private Placement Convertible Note Transactions

On October 24, 2025 and November 26, 2025, respectively, we entered into the Securities Purchase Agreements with the Selling Stockholders. Per the Securities Purchase Agreements, the Selling Stockholders purchased from us in private placement offerings (the “Offering”) two unsecured convertible promissory notes in the aggregate principal amount of $3,300,000 (each a “Note” and together, the “Notes”) pursuant to which we issued and sold to the Selling Stockholders two Notes with a 10% original issuance discount (“OID”), one of which is in the aggregate principal amount of $2,200,000 and had a purchase price of $2,000,000, which was issued to Crom (the “Crom Note”), and the other was in the aggregate principal amount of $1,100,000 and had a purchase price of $1,000,000, which was issued to Monroe Street (the “Monroe Street Note”).

In the Offering, we agreed to pay a one-time interest charge on the principal amount of the Notes at a rate of 5% when such amounts become due and payable, whether at maturity or upon acceleration or by prepayment or otherwise, as further provided herein. The maturity date is twelve (12) months from the date of issuance (the “Maturity Date”), and is the date upon which the principal amount (which includes the OID) and any accrued and unpaid interest and other fees, is due and payable.

The Selling Stockholders have the right at any time (subject to certain ownership limitations) to convert all or any portion of the then outstanding and unpaid principal amount of the Note into shares (the “Conversion Shares”) of our Class A common stock. The per share conversion price (the “Conversion Price”) at which principal and interest under the Notes will be convertible into shares of Class A common stock is $5.00, subject to adjustment as provided in the Notes, provided, however, that with respect to a portion of the outstanding amount of the Notes ($577,500 for the Crom Note and $288,750 for the Monroe Street Note), the Conversion Price equals the lesser of (i) $5.00, or (ii) the Market Price (which is defined in the Notes as 92% of the lowest dollar volume weighted average price (the “VWAP”) on any trading day during the five (5) trading days prior to the respective conversion date. “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (as defined in the Notes) during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg or other similar quotation service provider designated by each Selling Stockholder.

Pursuant to the Notes, we will, at all times, reserve from our authorized and unissued shares of Class A common stock a sufficient number of shares to provide for the issuance of the Conversion Shares equal to the greater of: (i) an aggregate of 5,414,991 shares of our Class A common stock (3,275,046 shares for the Crom Note and 2,139,945 shares for the Monroe Street Note), and (ii) an amount equal to: (a) the number of Conversion Shares issuable upon the full conversion of the Note (assuming no payment of the principal amount or interest) at a conversion price equal to the Conversion Price multiplied by (b) 1.5.

The Notes are ranked as a senior unsecured obligation of the Company with priority over all existing and future unsecured indebtedness.

Registration Rights Agreements

On October 24, 2025 and November 26, 2025, respectively, we entered into registration rights agreements (the “Registration Rights Agreements”) with the Selling Stockholders, which grant the Selling Stockholders certain customary registration rights in connection with the Offering with respect to the Conversion Shares. In accordance with the terms and conditions of the Registration Rights Agreements, with limited exceptions, we agreed to prepare and file with the SEC a registration statement on Form S-1 or Form S-3 registering the resale of the Conversion Shares within 90 days of the date of each Registration Rights Agreement and have such registration statement effective within 120 days after the execution of such Registration Rights Agreement. The registration statement of which this prospectus forms a part is meant to satisfy our requirements under the Registration Rights Agreements to register the Conversion Notes.

Stockholder Approval

The holders of a majority of our issued and outstanding voting securities, for purposes of Nasdaq Listing Rule 5635(d), by written consent in lieu of a special meeting dated February 20, 2025, approved the sale by us of the Notes to the Selling Stockholders and the issuance by us of the shares of Class A common stock issuable upon conversion of the Notes that exceed 20% or more of the Class A common stock outstanding before the issuance of the Notes. A definitive information statement on Schedule 14C was filed with the SEC on April 23, 2025 with respect to the Stockholder Approval.

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Corporate Information

Snail Games USA, Inc. (“Snail Games USA”) was incorporated in the State of California on September 22, 2009. Snail, Inc. was incorporated in the State of Delaware on January 11, 2022. Concurrently with our initial public offering in November 2022, Snail, Inc. and Snail Games USA consummated transactions, as a result of which, (i) Snail, Inc. became a holding company, with its principal asset consisting of all of the shares of common stock of Snail Games USA and (ii) Snail, Inc. controls the business and affairs of Snail Games USA and its subsidiaries.

Our principal executive office is located at 12049 Jefferson Boulevard, Culver City, California 90230. Our telephone number at this address is (310) 988-0643. Our main website is https://snail.com. The information contained in, or accessible through, our website is not incorporated by reference in, and should not be considered part of, this prospectus.

We have proprietary rights to trademarks, trade names and service marks appearing in this prospectus that are important to our business. Solely for convenience, the trademarks, trade names and service marks may appear in this prospectus without the ® and ™ symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	requiring only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Securities Act filings;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002 (“SOX”).

We may take advantage of these exemptions for up to five (5) years or such earlier time that we are no longer an “emerging growth company.” We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We are also a “smaller reporting company” as defined in the Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million and annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

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THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Shares of Class A common stock offered by us	Up to 5,414,991 shares of Class A common stock, consisting of:

● Up to 3,275,046 shares of Class A common stock issuable to Crom upon conversion of the Crom Note; and

● Up to 2,139,945 shares of Class A common stock issuable to Monroe Street upon conversion of the Monroe Street Note.

Class A common stock outstanding before any shares are issued in this offering(1)	8,998,728 shares of Class A common stock

Class A common stock outstanding assuming the conversion of all of the convertible Notes by the Selling Stockholders in this Offering(1)	14,413,719 shares of Class A common stock

Use of proceeds	We will not receive proceeds (if any) from the sale of shares of our Class A common stock received by the Selling Stockholders upon conversion of the Notes. See “Use of Proceeds” on page 12 for more information.

Risk Factors	An investment in our Class A common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of this prospectus and other information included or incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our Class A common stock.

Nasdaq symbol and trading	Our Class A common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SNAL.”

Class A common stock registrar and transfer agent	Equiniti Trust Company, LLC

(1)	The foregoing table is based on 8,998,728 shares of our Class A common stock as of December 11, 2025.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, including our Class A common stock, you should carefully consider the risks described below and those discussed under the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K or other SEC filings, each as filed with the SEC and which are incorporated by reference in this prospectus, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

It is not possible to predict the actual number of shares Class A common stock that we will issue to the Stockholders upon conversion of the Notes and the issuance of a significant number of shares could cause additional substantial dilution to our stockholders.

It is not possible to predict the actual number of shares of Class A common stock that we will issue to the Selling Stockholders upon conversion of the Notes. Although the conversion price (the “Conversion Price”) at which principal and interest under the Notes will be convertible into shares of Class A Common Stock is set at $5.00 for a substantial principal amount of the Notes, the per share Conversion Price is subject to adjustment as provided in the Notes. For example, with respect to a portion of the outstanding amount of the Notes ($577,500 for Crom Note and $288,750 for the Monroe Street Note), the Conversion Price equals the lesser of (i) $5.00, or (ii) the Market Price (which is defined as 92% of the VWAP on any trading day during the five (5) trading days prior to the respective conversion date.

As a result, we cannot precisely calculate as of the date of this prospectus the exact number of Conversion Shares issuable upon conversion of the Notes. In addition, while we have obtained stockholder approval to exceed the Exchange Cap limitation, any issuance by us under the Securities Purchase Agreements and related Notes of a substantial amount of shares of Class A common stock being registered for resale by the Selling Stockholders under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Class A common stock ultimately offered for sale by the Selling Stockholders is dependent upon the number of shares of Class A common stock, if any, we ultimately issue to the Selling Stockholders under the Securities Purchase Agreements and Notes.

Additionally, we do not have the right to control the timing and amount of any conversions of principal under the Notes by the Selling Stockholders. The number of shares that we issue to the Selling Stockholders pursuant to the Notes, if any, may depend upon market conditions and other factors, including the stock prices of our Class A common stock, to be determined by the Selling Stockholders. The Selling Stockholders may ultimately decide to convert none or a portion of the principal amount of the Notes.

The number of shares of Class A common stock ultimately offered for sale by the Selling Stockholders is dependent upon the number of shares, if any, we ultimately issue upon conversion of the Notes. However, even if the Selling Stockholders elect to convert the entire principal amount of the Notes, the Selling Stockholders may resell all, some or none of such shares at any time or from time to time in their sole discretion and at different prices.

The issuance of Class A common stock to the Selling Stockholders may cause substantial dilution to our existing stockholders and the sale of such shares acquired by the Selling Stockholders could cause the price of our Class A common stock to decline.

We are registering for resale by the Selling Stockholders up to an aggregate of 5,414,991 shares of Class A common stock. However, as mentioned in the above Risk Factor, the number of shares of Class A common stock that may be issued can increase (or decrease). The number of shares of our Class A common stock ultimately offered for resale by the Selling Stockholders under this prospectus is dependent upon the number of shares of Class A common stock issued to the Selling Stockholders pursuant to the Securities Purchase Agreements. Depending on a variety of factors, including market liquidity of our Class A common stock, the issuance of shares to the Selling Stockholders may cause the trading price of our Class A common stock to decline. The sale of a substantial number of shares of our Class A common stock by the Selling Stockholders in this offering, or anticipation of such sales, could cause the trading price of our Class A common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

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Investors who buy shares of Class A common stock in this offering at different times will likely pay different prices.

Investors who purchase shares of Class A common stock in this offering from the Selling Stockholders at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. Similarly, the Stockholders may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholders in this offering as a result of sales made by us in future transactions to the Selling Stockholders at prices lower than the prices they paid.

Investors who buy shares in the convertible Notes and our equity line credit financing offering at different times will likely pay different prices.

Pursuant to our current equity line of financing credit, we have the right, but not the obligation, to sell up to $5.0 million in Class A common stock to the equity line of credit investor (the “Equity Line Investor”). Investors who purchase shares of our Class A common stock at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the equity line of financing, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of Class A common stock sold to the Equity Line Investor. Similarly, the Equity Line Investor may sell shares of Class A common stock at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Equity Line Investor because of sales made by us in future transactions to the Equity Line Investor at prices lower than the prices they paid. Sales to the Equity Line Investor by us could result in substantial dilution to the interests of other holders of our Class A common stock, including those (if any) who purchase shares of Class A common stock acquired from the Selling Stockholders who initially acquired such shares upon conversion of the Notes. Additionally, the sale of a substantial number of shares of our Class A common stock to the Equity Line Investor, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales, which could have a materially adverse effect on our business and operations.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct our Equity Line Investor to purchase up to $5.0 million worth of shares of our Class A common stock under the Equity Line Purchase Agreement until December 31, 2025, in amounts up to $1.0 million in shares of our Class A common stock depending on market prices. In addition, pursuant to our arrangements with the Selling Stockholders, we may issue additional convertible notes to the Selling Stockholders in the aggregate principal amount of up to $4.4 million, with the first tranche of $3.3 million consisting of the February 2025 Notes and the second tranche of $3.3 million consisting of the Crom Note and the Monroe Street Note.

Notwithstanding the foregoing, our ability to obtain these additional funds contains certain restrictions, such as selling shares to the Equity Line Investor and obtaining funds under the Equity Line Purchase Agreement is limited by the terms and conditions in the Equity Line Purchase Agreement, including restrictions on the amounts we may sell to the Equity Line Investor at any one time, and a limitation on our ability to sell shares to the Equity Line Investor to the extent that it would cause the Equity Line Investor to beneficially own more than 9.99% of our outstanding shares of Class A common stock. Additionally, we will only be able to sell or issue to the Equity Line Investor (subject to certain reductions and other adjustments pursuant to the Equity Line Purchase Agreement, (i.e., the Exchange Cap) in total under the Equity Line Purchase Agreement, which is equal to 19.99% of the aggregate number of shares of Class A common stock outstanding prior to execution of the Equity Line Purchase Agreement, unless stockholder approval is obtained to issue in excess of such amount. Therefore, we may not in the future have access to (i) the full amount available to us under the Equity Line Purchase Agreement due to the price of our Class A common stock and (ii) the other amounts available under the additional tranches from the Selling Stockholders. In addition, any amounts we may obtain from these financing sources may not satisfy all of our funding needs, even if we are able and choose to sell and issue all of our Class A common stock currently registered.

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The extent we rely on the Equity Line Investor as a source of funding will depend on a number of factors including the prevailing market price of our Class A common stock and the extent to which we are able to secure working capital from other sources, such as the Selling Stockholders. If obtaining sufficient funding from the Equity Line Investor were to prove unavailable or prohibitively dilutive, we will need to secure a third source of funding in order to satisfy our working capital needs. Even if we sell all $5.0 million in shares of our Class A common stock under the Equity Line Purchase Agreement to the Equity Line Investor and issues additional convertible Notes to the Selling Stockholders, we may still need additional capital to finance our future plans and working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our Class A common stock could be reduced. A financing could involve one or more types of securities including Class A common stock, convertible debt, or warrants to acquire Class A common stock. These securities could be issued at or below the then prevailing market price for our Class A common stock. If the issuance of new securities results in diminished rights to holders of our Class A common stock, the market price of our Class A common stock could be negatively impacted. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition, and prospects.

If we default on our credit obligations, our operations may be interrupted, and our business could be seriously harmed.

In addition to the issuance of promissory notes in the aggregate principal amount of up to $6.6 million of Notes that we issued to the Selling Stockholders in the offerings that closed in February 2025, October 2025 and November 2025, we also have a credit facility that we may draw on to finance our operations and other corporate purposes. If we default on these credit obligations, our lenders may accelerate the debt and/or foreclose on property securing the debt.

If any of these events occur, our operations may be interrupted and our ability to fund our operations or obligations, as well as our business, could be seriously harmed. In addition, our credit facility contains operating covenants, including maintenance of certain financial ratios. Our ability to comply with these covenants may be affected by events beyond our control, and breaches of these covenants have in the past, and could in the future, result in a default under the credit facility and any future financial agreements into which we may enter. If not waived, defaults could cause our outstanding indebtedness under our credit facility and any future financing agreements that we may enter into to become immediately due and payable.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and may be restricted by our credit facilities or any future debt or preferred securities or future debt agreements we may enter into. As a result, capital appreciation, if any, of our Class A common stock will be your sole source of gain for the foreseeable future.

We do not intend to apply for any listing of the Notes on any exchange or nationally recognized trading system, and we do not expect a market to develop for the unregistered securities.

We do not intend to apply for any listing of the Notes or the Conversion Shares on Nasdaq or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Conversion Shares unless they are registered under the Securities Act and become listed on Nasdaq or another nationally recognized securities exchange. Without an active market, the liquidity of the unregistered shares of Class A common stock would be limited. Further, the existence of the Note without an active registration statement for Conversion Shares may act to reduce both the trading volume and the trading price of our Class A common stock.

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THE PRIVATE PLACEMENT NOTE TRANSACTIONS

The October 2025 and November 2025 Convertible Promissory Notes Offering; Securities Purchase Agreements

On October 24, 2025 and November 26, 2025, respectively, we entered into the Securities Purchase Agreements with the Selling Stockholders. Per the Securities Purchase Agreements, the Selling Stockholders purchased from us in private placement offerings (the “Offering”) two unsecured convertible promissory notes in the aggregate principal amount of $3,300,000 (each a “Note” and together, the “Notes”) pursuant to which we issued and sold to the Selling Stockholders two Notes with a 10% OID, one of which is in the aggregate principal amount of $2,200,000 and had a purchase price of $2,000,000 for the Crom Note, and the other was in the aggregate principal amount of $1,100,000 and had a purchase price of $1,000,000 for the Monroe Street Note.

In the Offering, we agreed to pay a one-time interest charge on the principal amount of the Notes at a rate of 5% when such amounts become due and payable, whether at maturity or upon acceleration or by prepayment or otherwise, as further provided herein. The maturity date is twelve (12) months from the date of issuance (the “Maturity Date”), and is the date upon which the principal amount (which includes the OID) and any accrued and unpaid interest and other fees, is due and payable.

The Selling Stockholders have the right at any time (subject to certain ownership limitations) to convert all or any portion of the then outstanding and unpaid principal amount of the Note into the Conversion Shares. The per share Conversion Price at which principal and interest under the Notes will be convertible into shares of Class A common stock is $5.00, subject to adjustment as provided in the Notes, provided, however, that with respect to a portion of the outstanding amount of the Notes ($577,500 for the Crom Note and $288,750 for the Monroe Street Note), the Conversion Price equals the lesser of (i) $5.00, or (ii) the Market Price (which is defined in the Notes as 92% of the VWAP on any trading day during the five (5) trading days prior to the respective conversion date. “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (as defined in the Notes) during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg or other similar quotation service provider designated by each Selling Stockholder.

Pursuant to the Notes, we will, at all times, reserve from our authorized and unissued shares of Class A common stock a sufficient number of shares to provide for the issuance of the Conversion Shares equal to the greater of: (i) an aggregate of 5,414,991 shares of our Class A common stock (3,275,046 shares for the Crom Note and 2,139,945 shares for the Monroe Street Note), and (ii) an amount equal to: (a) the number of Conversion Shares issuable upon the full conversion of the Note (assuming no payment of the principal amount or interest) at a conversion price equal to the Conversion Price multiplied by (b) 1.5.

The Notes are ranked as a senior unsecured obligation of the Company with priority over all existing and future unsecured indebtedness.

Registration Rights Agreements

On October 24, 2025 and November 26, 2025, respectively, we entered into registration rights agreements (the “Registration Rights Agreements”) with the Selling Stockholders, which grant the Selling Stockholders certain customary registration rights in connection with the Offering with respect to the Conversion Shares. In accordance with the terms and conditions of the Registration Rights Agreements, with limited exceptions, we agreed to prepare and file with the SEC a registration statement on Form S-1 or Form S-3 registering the resale of the Conversion Shares within 90 days of the date of each Registration Rights Agreement and have such registration statement effective within 120 days after the execution of such Registration Rights Agreement. The registration statement of which this prospectus forms a part is meant to satisfy our requirements under the Registration Rights Agreements to register the Conversion Notes.

Stockholder Approval

The holders of a majority of our issued and outstanding voting securities, for purposes of Nasdaq Listing Rule 5635(d), by written consent in lieu of a special meeting dated February 20, 2025, approved the sale by us of the Notes to the Selling Stockholders and the issuance by us of the shares of Class A common stock issuable upon conversion of the Notes that exceed 20% or more of the Class A common stock outstanding before the issuance of the Notes. A definitive information statement on Schedule 14C was filed with the SEC on April 23, 2025 with respect to the Stockholder Approval.

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USE OF PROCEEDS

We will not receive proceeds (if any) from the sale of shares of our Class A common stock received by the Selling Stockholders upon conversion of the Notes.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

Dividend Policy

We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Except for a one-time special dividend in connection with our distribution of the Shareholder Loan (as defined in the Form 10-K), we have not paid any cash dividends. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors our board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. In addition, our ability to pay cash dividends is currently restricted by the terms of our credit facilities. Our ability to pay cash dividends on our capital stock in the future may also be limited by the terms of any preferred securities we may issue or agreements governing any additional indebtedness we may incur.

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DESCRIPTION OF OUR CAPITAL STOCK

The following is a description of the material terms of our capital stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), for additional information.

General

Our authorized capital stock consists of 700,000,000 shares, all with a par value of $0.0001 per share, as follows:

●	500,000,000 shares of Class A common stock;

●	100,000,000 shares of Class B common stock; and

●	100,000,000 shares of preferred stock.

As of December 11, 2025, we had 8,998,728 shares of Class A common stock outstanding, 28,748,580 shares of Class B common stock outstanding and no shares of preferred stock outstanding.

Class A Common Stock

Voting rights. The holders of our Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution, or winding up of the Company, the holders of our Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There is no redemption or sinking fund provisions applicable to the common stock.

Class B Common Stock

Voting rights. The holders of our Class B common stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. The holders of our Class A common stock and Class B common stock will vote together as a single class except with respect to voting for (1) a conversion event of Class B common stock to Class A common stock; (2) issuances of additional shares of Class B common stock; and (3) dividends, distributions, certain change of control transactions and subdivisions or combinations of outstanding shares of common stock in which shares of Class A common stock and shares of Class B common stock would be treated differently.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our Class B common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of the company, the holders of our Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

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Conversion of Class B Common Stock. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Shares of Class B common stock will automatically convert into shares of Class A common stock upon sale or transfer except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers effected for estate planning or other transfers among our founders, their family members and certain of their related entities. In addition, each share of Class B common stock held by a stockholder who is a natural person, or held by permitted transferees or permitted entities of such natural person (each as described in our amended and restated certificate of incorporation) will automatically convert into shares of Class A common stock following the death or disability (as such term is defined in our amended and restated certificate of incorporation) of such natural person.

Each outstanding share of Class B common stock will convert automatically into one share of Class A common stock upon the earliest of (i) the date and time specified by the affirmative vote of holders of Class B common stock representing not less than a majority of the voting power of the then outstanding shares of Class B common stock, voting separately as a class, or (ii) the date on which the number of then-outstanding shares of Class B common stock represents less than 5% of the voting power of the outstanding shares of Class A and Class B common stock, taken together as a single class.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There is no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. There are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Common Stock Purchase Warrants

On August 24, 2023, we entered into certain securities purchase agreements (the “Purchase Agreement”) with two accredited investors (the “Investors”), pursuant to which we sold, and each of the Investors purchased, an initial Original Issue 7.4% Discount Convertible Note (each, a “Note”, and collectively, the “Notes”) in an aggregate principal amount of $1,080,000, convertible into shares of our Class A common stock, and an initial warrant to purchase up to an aggregate of 714,285 shares of our Class A common stock (each, a “Warrant”, collectively, the “Warrants,” and together with the Notes, the “Securities”) (the “Convertible Note Financing”). The Notes and the Warrants constituted the first tranche of notes and warrants issuable under the Purchase Agreement (the “First Tranche”). So long as we comply with certain conditions set forth in the Purchase Agreement and the Registration Rights Agreement (as defined below), we will sell and the Investors will purchase, an additional $1,080,000 of aggregate principal amount of Notes and Warrants in the second tranche of the Convertible Note Financing. In connection with the Convertible Note Financing, we entered into the Registration Rights Agreement, dated August 24, 2023 (the “Registration Rights Agreement”), with the Investors. The Warrants are exercisable for shares of our Class A common stock at a price of $1.89 and may be exercised during the exercise period commencing on November 24, 2023 and ending on the date that is five years thereafter. The exercise price is subject to customary adjustments for stock dividends, stock splits, recapitalizations and the like and has been adjusted to $0.86.

Registration Rights

On October 24, 2025 and November 26, 2025, respectively, we entered into the Registration Rights Agreements with the Selling Stockholders, which grant the Selling Stockholders certain customary registration rights in connection with the Conversion Shares. In accordance with the terms and conditions of the Registration Rights Agreements, with limited exceptions, we agreed to prepare and file with the SEC a registration statement on Form S-1 or Form S-3 registering the resale of the Conversion Shares within 90 days of the date of each Registration Rights Agreement and have such registration statement effective within 120 days after the execution of such Registration Rights Agreement. The registration statement of which this prospectus forms a part is meant to satisfy our requirements under the Registration Rights Agreements to register the Conversion Notes.

See also “The Private Placement Convertible Note Transactions—Registration Rights Agreements.”

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Equity Line of Credit Financing and Equity Line Warrants

On August 24, 2023, we entered into a securities purchase agreement (the “Equity Line Purchase Agreement”) with an accredited investor (the “Equity Line Investor”), pursuant to which we sold, and the Equity Line Investor purchased, up to $5,000,000 of shares of our Class A common stock in connection with a warrant to purchase up to 367,647 Shares (the “Equity Line Warrant”) from us.

The Equity Line Warrant is exercisable for shares of the Company’s common stock at a price of $1.50 (the “Equity Line Warrant Exercise Price”) and expires five years from the date of issuance. The Equity Line Warrant Exercise Price is subject to customary adjustments for stock dividends, stock splits, recapitalizations and the like.

The Equity Line of Credit Financing contemplated under the Equity Line Purchase Agreement closed on August 24, 2023.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Voting Matters; Requirements for Advanced Notification

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. Our Certificate of Incorporation and Bylaws provide that from and after the time the company ceases to be a “controlled company” under the rules of Nasdaq, all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing. Further, a special meeting of stockholders may be called only by a majority of our board of directors, the chair of our board of directors, our chief executive officer or, so long as the company qualifies as a “controlled company,” by the affirmative vote of at least fifty percent (50%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class. Our Certificate of Incorporation and our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in the Bylaws.

Approval for Amendment of Certificate of Incorporation and Bylaws

Our Certificate of Incorporation further provides that from and after the time the company ceases to be a “controlled company” under the rules of Nasdaq, the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of our Certificate of Incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting, and the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal our Bylaws, although our Bylaws may be amended by a simple majority vote of our board of directors. For so long as the company remains a “controlled company” under the rules of Nasdaq, the affirmative vote of holders of at least fifty percent (50%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, are required to amend the provisions of our Certificate of Incorporation and our Bylaws.

Classified Board

Our Certificate of Incorporation further provides that all of our directors shall be elected annually at the annual meeting of the stockholders until the first date on which either (1) Mr. Hai Shi and Ms. Ying Zhou and their respective affiliates no longer hold more than 50% of the voting power of our outstanding shares of common stock or (2) we no longer qualify as a “controlled company” under the Nasdaq rules in effect, at which time our board of directors will be divided into three classes, Class I, Class II, and Class III, with each class serving staggered terms, and will give our board of directors the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director.

The foregoing provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our Company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our Company.

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These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our Company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of the company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Exclusive Forum

Our Certificate of Incorporation provides that the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us or any current or former director, officer or other employee of us arising out of or pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Certificate of Incorporation or our Bylaws, (4) any action to interpret, apply, enforce, or determine the validity of our Certificate of Incorporation or our Bylaws, (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, and (6) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. However, this exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States have exclusive jurisdiction.

In addition, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, this exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any claim for which the federal district courts of the United States have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in our capital stock shall be deemed to have notice of and consented to these provisions and will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware or federal law for the specified types of actions and proceedings, these provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations on Liability and Indemnification Matters

Our Certificate of Incorporation and Bylaws provide that we indemnify each of our directors and executive officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Further, pursuant to our indemnification agreements and directors’ and officers’ liability insurance, our directors and executive officers are indemnified and insured against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director.

The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Listing

Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “SNAL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

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PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of December 11, 2025 by:

●	each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding shares;

●	each of our directors and executive officers that will be in place as of the consummation of this offering, individually; and

●	all directors and executive officers as a group.

The number of shares of common stock beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, we believe that each stockholder identified in the table below possesses sole voting and investment power over all the Class A common stock or Class B common stock shown as beneficially owned by the stockholder in the table.

The percentages of beneficial ownership in the table below are calculated based on 8,998,728 shares of Class A common stock and 28,748,580 shares of Class B common stock issued and outstanding as of December 11, 2025.

Unless otherwise indicated below, the address for each beneficial owner is c/o Snail, Inc., 12049 Jefferson Blvd, Culver City, California 90230.

	Shares Beneficially Owned				Percentage
	Class A		Class B		of Total Voting
Stockholders	Shares	Percentage	Shares	Percentage	Power(1)
5% and Greater Stockholders:
Olive Wood Global Development Limited(2)	—	—	24,103,590	83.8%	81.3%
Amethyst Fortune Development Limited(3)	—	—	4,644,990	16.2%	15.7%

Directors and Named Executive Officers:

Hai Shi(5)	—	—	28,748,580	100%	97.0%
Jim Tsai	—	—	—	—	—
Heidy K. Chow	—	—	—	—	—
Peter Kang	—	—	—	—	—
Ying Zhou(4)	—	—	28,748,580	100%	97.0%
Sandra Pundmann	123,110	1.4%	—	—	*
Neil Foster	123,110	1.4%	—	—	*
Ryan Jamieson	92,366	1.0%	—	—	*
All directors and officers as a group (8 persons)	338,586	3.8%	28,748,580	100%	97.0%

* Less than 1%.

(1)

Percentage of total voting power represents voting power with respect to all of our Class A and Class B common stock, as a single class. Holders of our Class A common stock are entitled to one (1) vote per share, whereas holders of our Class B common stock are entitled to ten (10) votes per share.

(2)	Represents 24,103,590 shares of our Class B common stock held by Olive Wood Global Development Limited (“Olive Wood”), an entity organized under the laws of the British Virgin Islands. Olive Wood is controlled by Hai Shi, who is our Founder, Chief Executive Officer, Chief Strategy Officer, Chair of our Board of Directors and the spouse of Ying Zhou, one of our directors. The address for Olive Wood is Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.

(3)	Represents 4,644,990 shares of our Class B common stock held by Amethyst Fortune Development Limited (“Amethyst”), an entity organized under the laws of the British Virgin Islands. Amethyst is controlled by Ying Zhou, who is one of our Board of Directors and the spouse of Hai Shi, our Founder, Chief Executive Officer, Chief Strategy Officer and Chair of our Board of Directors. The address for Amethyst is Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.

(4)	Represents (i) 24,103,590 shares of our Class B common stock held of record by Olive Wood Global Development Limited, which is controlled by Hai Shi and (ii) 4,644,990 shares of our Class B common stock held of record by Amethyst Fortune Development Limited, which is controlled by Ying Zhou. Mr. Shi and Ms. Zhou are husband and wife.

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SELLING STOCKHOLDERS

This prospectus relates to the offer and sale by (i) Crom of up to 3,275,046 shares of Class A common stock that may be issued by us to Crom under the Securities Purchase Agreements and the Crom Note, and (ii) Monroe Street of up to 2,139,945 shares of Class A common stock that may be issued by us to Monroe Street under the Securities Purchase Agreements and the Monroe Street Note. For additional information regarding the shares of Class A common stock included in this prospectus, see the section titled “The Private Placement Convertible Note Transactions” elsewhere in this prospectus. We are registering the shares of Class A common stock included in this prospectus pursuant to the provisions of the Securities Purchase Agreements, the Notes and the Registration Rights Agreements in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the transactions contemplated by the February 2025 Securities Purchase Agreements, the Securities Purchase Agreements, the Notes, and elsewhere in this prospectus and the documents incorporated by reference herein, Crom and Monroe Street have not had any material relationship with us within the past three years. As stated above, as used in this prospectus, the term “Selling Stockholders” means Crom Structured Opportunities Fund I, LP and Monroe Street Capital Partners, LP.

The table below presents information regarding the Selling Stockholders and the shares of Class A common stock that may be resold by the Selling Stockholders from time to time under this prospectus. This table is prepared based on information supplied to us by each Selling Stockholder, and reflects holdings as of December 11, 2025. The number of shares in the column “Maximum Number of Shares of Class A common stock to be Offered Pursuant to this Prospectus” represents all of the shares of Class A common stock being offered for resale by the Selling Stockholders under this prospectus. The Stockholders may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them, and other than as disclosed elsewhere in this prospectus and the documents incorporated by reference herein, we know of no existing arrangements between the Selling Stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A common stock offered by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Class A common stock with respect to which the Selling Stockholders has voting power, including the power to vote or to direct the voting of such shares, and/or investment power, including the power to dispose or to direct the disposition of such shares. The percentage of shares of Class A common stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 8,998,728 shares of our Class A common stock outstanding on December 11, 2025.

Because the purchase price per share to be paid by the Selling Stockholders for the shares of Class A common stock that we may, in our discretion, elect to issue to the Selling Stockholders from time to time after the date of this prospectus in purchases pursuant to the Securities Purchase Agreements and Notes, if any, will fluctuate based on the market prices of our Class A common stock at the times we elect to issue such shares to the Selling Stockholders in purchases under the Securities Purchase Agreements and Notes, it is not possible for us to predict, as of the date of this prospectus and prior to any such purchases under the Securities Purchase Agreements and Notes, the actual number of shares of Class A common stock that we will sell to the Selling Stockholders under the Securities Purchase Agreements and Notes, which may be fewer than the number of shares of Class A common stock being offered for resale by the Selling Stockholders under this prospectus. The fifth column in the table below assumes the resale by the Selling Stockholders of all of the shares of Class A common stock being offered pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering			Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this	Number of Shares of Class A Common Stock Owned After Offering
	Number(1)	Percent(2)		Prospectus(3)	Number(5)	Percent(5)
Crom Structured Opportunities Fund I, LP(6)	3,744,896	4.99	%(4)	3,275,046	469,850	4.99	%(4)
Monroe Street Capital Partners, LP(7)	2,139,945	4.99	%(4)	2,139,945	—	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Class A common stock.

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(1)	Represents the total number of shares of our Class A common stock issued or issuable to each Selling Stockholder as of the date of this prospectus, without regard to ownership limitations described in footnote (3) below, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the Selling Stockholders as of the date hereof.

(2)	Applicable percentage ownership is based on 8,998,728 shares of our Class A common stock outstanding as of December 11, 2025.

(3)	Assumes that none of the convertible securities that are convertible for the shares of our Class A common stock offered hereby have been sold or otherwise transferred prior to the date of this prospectus in transactions exempt from the registration requirements of the Securities Act. Each of the convertible Crom Note and Monroe Street Note, respectively, held by the Selling Stockholders contain beneficial ownership limitations, which provide that a holder of these convertible Notes will not have the right to exercise any portion of its convertible Notes if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Class A common stock outstanding immediately after giving effect to such conversion or exercise. Except as specifically noted in the footnotes below, the shares set forth in the table do not reflect the foregoing ownership limitations.

(4)	The shares of Class A common stock set forth in the column “Number of Shares of Class A Common Stock Owned Prior to Offering” consists of the number of shares of Class A common stock deemed to be beneficially owned by Crom Structured Opportunities Fund I, LP and Monroe Street Capital Partners, LP, respectively, in light of the 4.99% beneficial ownership limitation in the convertibles Notes held by each such entity, based on 8,998,728 shares of our Class A common stock outstanding as of December 11, 2025.

(5)	Assumes the sale of all shares of our Class A common stock being offered pursuant to this prospectus.

(6)	Crom Structured Opportunities Fund I, LP is the holder of: (i) 469,850 shares of Class A common stock issuable upon conversion of a convertible promissory note issued by us on February 21, 2025, and (ii) 3,275,046 shares of Class A common stock issuable upon conversion of the Crom Note. Crom Structured Opportunities Fund I, LP is a Delaware limited partnership. The principal business address for Crom Structured Opportunities Fund I, LP is 228 Park Ave S PMB 57033, New York, NY 10003-1502. The general partner of Crom Structured Opportunities Fund I, LP is Crom Structured Opportunities Fund I GP, LLC (the “General Partner”) and Crom Cortana Fund LLC is the sole member of the General Partner. John Chen and Liam Sherif share voting and dispositive power over the shares of Class A common stock held by Crom Structured Opportunities Fund I, LP, but disclaim beneficial ownership over the securities listed in this table, except to the extent of their pecuniary interest therein. Crom Cortana Fund, LLC, is the sole member (the “Sole Member”) of the General Partner. Crom Cortana Fund, LLC is deemed to beneficially own 845,382 shares of Class A common stock that are issuable upon exercise of a warrant previously issued to the Sole Member by us on August 24, 2023. John Chen and Liam Sherif share voting and dispositive power over these securities, but disclaim beneficial ownership over the securities listed in this table and footnote, except to the extent of their pecuniary interest therein.

(7)

Monroe Street Capital Partners, LP is the holder of an aggregate of 2,139,945 shares of Class A common stock consisting of 2,139,945 shares of Class A common stock issuable to Monroe Street upon conversion of the Monroe Street Note. Monroe Street Capital Partners, LP is a Delaware limited partnership. The principal business address for Monroe Street Capital Partners, LP is 208 Lenox Ave., #236, Westfield, New Jersey 07090. The general partner of Monroe Street Capital Partners, LP is Monroe Street Capital Partners GP, LLC (“General Partner”) and Brian Goldberg is the sole member of the General Partner. Mr. Goldberg has voting and dispositive power over the shares of Class A common stock held by Monroe Street Capital Partners, LP, but disclaims beneficial ownership over the securities listed in this table, except to the extent of their pecuniary interest therein. In addition, Jefferson Street Capital LLC is deemed to be an affiliate of Monroe Street Capital Partners, LP. Mr. Goldberg is the Managing Member of Jefferson Street Capital LLC and has sole voting and dispositive power over the securities held by or issuable to Jefferson Street Capital LLC, which consists of (i) 370,804 shares of Class A common stock issuable upon exercise of a warrant previously issued to Jefferson Street Capital LLC, (ii) 111,491 shares of Class A common stock issued upon conversion of a portion of the promissory note issued to Jefferson Street Capital LLC by us on February 21, 2025, and (iii) 253,488 shares of Class A common stock issuable upon conversion of the remaining outstanding principal amount of the convertible promissory note issued to Jefferson Street Capital LLC by us on February 21, 2025. Mr. Goldberg has voting and dispositive power over these securities, but disclaims beneficial ownership over the securities listed in this table, except to the extent of their pecuniary interest therein.

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PLAN OF DISTRIBUTION

The shares of Class A common stock offered by this prospectus are being offered by the Selling Stockholders. The shares may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Class A common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Class A common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions;

●	any combination of the foregoing; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Each Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Each Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Class A common stock that it has acquired and may in the future acquire from us pursuant to the Securities Purchase Agreements and Note. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Each Selling Stockholder has informed us that each such broker-dealer will receive commissions from Each Selling Stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Class A common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Class A common stock sold by the Selling Stockholders may be less than or in excess of customary commissions. Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Class A common stock sold by the Selling Stockholders.

We know of no existing arrangements between the Stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholders to any such brokers, dealers, underwriters or agents, and any other required information.

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We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Class A common stock covered by this prospectus by the Selling Stockholders. We also have agreed to reimburse the Stockholders for the fees and disbursements of their legal counsel in an amount equal to $15,000 to cover the Selling Stockholders legal fees in connection with the transactions contemplated by Securities Purchase Agreements.

We also have agreed to the Selling Stockholders and certain other persons against certain liabilities in connection with the offering of shares of our Class A common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Each Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by each Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The total expenses paid at the signing of the documents for the offering was approximately $115,000 to cover the costs, primarily legal and accounting fees, in connection with the transactions contemplated by Securities Purchase Agreements.

Crom has represented to us that at no time prior to the date of the Securities Purchase Agreements has each Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A common stock or any hedging transaction, which establishes a net short position with respect to our Class A common stock. each Selling Stockholder has agreed that during the term of the Securities Purchase Agreements, neither Selling Stockholder, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholders that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Class A common stock offered by this prospectus have been sold by the Selling Stockholders.

Our Class A common stock is currently listed on The Nasdaq Capital Market under the symbol “SNAL”.

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LEGAL MATTERS

Blank Rome LLP, New York, New York will pass upon the validity of the shares of our Class A common stock being registered by the registration statement of which this prospectus is a part.

EXPERTS

The consolidated financial statements of Snail, Inc. as of December 31, 2024 and 2023 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our SEC filings are also available on our website, https://investor.snail.com/. under the heading “Investor—Financial Information—SEC Filings.” The reference to our website is an inactive textual reference only, the information contained in, and that can be accessed through our website, is not incorporated into and is not a part of this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-41556):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 26, 2025;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the SEC on May 14, 2025, August 19, 2025 and November 12, 2025; and

●	Our Current Reports on Form 8-K filed with the SEC on February 25, 2025, June 25, 2025, August 7, 2025, October 2, 2025, October 14, 2025, October 30, 2025 and December 3, 2025; and

●	The description of our Class A common stock set forth in (i) our registration statement on Form 8-A12B, filed with the SEC on November 9, 2022 (Commission File No. 001-41556) and (ii) Exhibit 4.3—Description of the Registrant’s Securities to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 26, 2025.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

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We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Snail, Inc.

12049 Jefferson Blvd

Culver City, California 90230

Telephone (310) 988-0643

Attention: Corporate Secretary

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://investor.snail.com/. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We also maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by Snail, Inc. (the “Registrant”), other than any estimated underwriting discounts and commissions, in connection with the offering and sale of the shares of Class A common stock being registered. The Selling Stockholders will pay any underwriting discounts, commissions and transfer taxes applicable to shares of Class A common stock sold by it. All amounts shown are estimates except for the SEC registration fee.

Item	Amount
SEC registration fee	$718
Legal fees and expenses	50,000
Accounting fees and expenses	30,000
Miscellaneous fees and expenses	5,000
Total	$85,718

Item 14. Indemnification of Directors and Officers.

We are governed by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Our amended and restated certificate of incorporation authorizes the indemnification of our officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, as permitted by Delaware law, our certificate of incorporation will include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

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We intend to arrange general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

The October 2025 and November 2025 Private Placement Convertible Note Transactions

On October 24, 2025 and November 26, 2025, respectively, we entered into the Securities Purchase Agreements with Crom Structured Opportunities Fund I, LP, a Delaware limited partnership (“Crom”), and Monroe Street Capital Partners, LP, a Delaware limited partnership (“Monroe Street”). Per the Securities Purchase Agreements, Crom and Monroe Street purchased from us in private placement offerings two unsecured convertible promissory notes in the aggregate principal amount of $3,300,000 (each a “Note” and together, the “Notes”) pursuant to which we issued and sold to Crom and Monroe Street two Notes with a 10% original issuance discount (“OID”), one of which is in the aggregate principal amount of $2,200,000 and had a purchase price of $2,000,000, which was issued to Crom, and the other was in the aggregate principal amount of $1,100,000 and had a purchase price of $1,000,000, which was issued to Monroe Street.

In this offering, we agreed to pay a one-time interest charge on the principal amount of the Notes at a rate of 5% when such amounts become due and payable, whether at maturity or upon acceleration or by prepayment or otherwise, as further provided herein. The maturity date is twelve (12) months from the date of issuance, and is the date upon which the principal amount (which includes the OID) and any accrued and unpaid interest and other fees, is due and payable.

Crom and Monroe Street have the right at any time (subject to certain ownership limitations) to convert all or any portion of the then outstanding and unpaid principal amount of the Note into shares (the “Conversion Shares”) of our Class A common stock. The per share conversion price (the “Conversion Price”) at which principal and interest under the Notes will be convertible into shares of Class A common stock is $5.00, subject to adjustment as provided in the Notes, provided, however, that with respect to a portion of the outstanding amount of the Notes ($577,500 for the Note issued to Crom and $288,750 for the Note issued to Monroe Street), the Conversion Price equals the lesser of (i) $5.00, or (ii) the Market Price (which is defined as mean 92% of the lowest dollar volume weighted average price (the “VWAP”) on any trading day during the five (5) trading days prior to the respective conversion date. “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (as defined in the Notes) during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg or other similar quotation service provider designated by each of Crom and Monroe Street.

Pursuant to the Notes, we will, at all times, reserve from our authorized and unissued shares of Class A common stock a sufficient number of shares to provide for the issuance of the Conversion Shares equal to the greater of: (i) an aggregate of 5,414,991 shares of Class A common stock (3,275,046 shares for the Note issued to Crom and 2,139,945 shares for the Note issued to Monroe Street), and (ii) an amount equal to: (a) the number of Conversion Shares issuable upon the full conversion of the Note (assuming no payment of the principal amount or interest) at a conversion price equal to the Conversion Price multiplied by (b) 1.5.

The Notes are ranked as a senior unsecured obligation of the Company with priority over all existing and future unsecured indebtedness.

The issuance of the Notes and the Conversion Shares in the October and November 2025 Offering was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

The February 2025 Private Placement Convertible Note Transaction

On February 21, 2025, we entered into Securities Purchase Agreements with Crom and Jefferson Street Capital LLC (“Jefferson Street”) pursuant to which Crom and Jefferson Street agreed to purchase from us in a private placement offering two unsecured convertible promissory notes (the “February 2025 Notes”) in the aggregate principal amount of $3,300,000 pursuant to which we issued and sold to Crom and Jefferson Street two notes with a 10% OID.

We agreed to pay a one-time interest charge on the principal amount of the February 2025 Notes at a rate of 5% when such amounts become due and payable, whether at maturity or upon acceleration or by prepayment or otherwise, as further provided herein. The maturity date is twelve (12) months from the date of issuance, and is the date upon which the principal amount (which includes the OID) and any accrued and unpaid interest and other fees, is due and payable.

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Crom and Jefferson Street have the right at any time (subject to certain ownership limitations) to convert all or any portion of the then outstanding and unpaid principal amount of the February 2025 Notes into shares (the “February 2025 Conversion Shares”) of our Class A common stock. The per share conversion price (the “Conversion Price”) at which principal and interest under the February 2025 Notes will be convertible into shares of Class A common stock is $5.00, subject to adjustment as provided in the February 2025 Notes, provided, however, that with respect to a portion of the outstanding amount of the February 2025 Notes ($577,500 for one Note and $288,750 for the other Note), the Conversion Price equals the lesser of (i) $5.00, or (ii) the Market Price (which is defined as 92% of the VWAP on any trading day during the five (5) trading days prior to the respective conversion date. “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg or other similar quotation service provider designated by each of Crom and Jefferson Street.

Pursuant to the February 2025 Notes, we will, at all times, reserve from our authorized and unissued shares of Class A common stock a sufficient number of shares to provide for the issuance of the February 2025 Conversion Shares equal to the greater of: (i) an aggregate of 5,414,991 shares of Class A common stock (3,275,046 shares for the note issued to Crom and 2,139,945 shares for the note issued to Jefferson Street), and (ii) an amount equal to: (a) the number of February 2025 Conversion Shares issuable upon the full conversion of the February 2025 Notes (assuming no payment of the principal amount or interest) at a conversion price equal to the Conversion Price multiplied by (b) 1.5.

The February 2025 Notes are ranked as a senior unsecured obligation of the Registrant with priority over all existing and future unsecured indebtedness.

The issuance of the February 2025 Notes and the February 2025 Conversion Shares in the February 2025 Offering was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act, for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

The October 2023 Private Placement

On August 24, 2023, we entered into a Securities Purchase with two accredited investors (the “October 2023 Investors”), pursuant to which we sold (the “October 2023 Private Placement”), and each of the October 2023 Investors purchased, an initial Original Issue 7.4% Discount Convertible Note (each, an “October 2023 Note”, and collectively, the “October 2023 Notes”) in an aggregate principal amount of up $1,080,000, convertible into shares of Class A common stock, and an initial warrant to purchase up to an aggregate 714,285 shares of Class A common stock (each, an “October 2023 Warrant”, collectively, the “October 2023 Warrants”). The October 2023 Notes carry an original issue discount of 7.4%, are repayable beginning six months from the original issuance date and accrue interest at a rate of 7.5% per annum. The maturity date of each of the October 2023 Notes is May 24, 2024. The October 2023 Notes shall be convertible at any time following the date that is three months from their original issuance date, at a price that is 90% of the average of the three lowest daily VWAPs (as such term is defined in the Notes) of the common stock during the 10 Trading Day period ending on the Trading Day immediately prior to delivery or deemed delivery of the notice to convert. After the occurrence and during the continuance of an Event of Default, interest will accrue under the October 2023 Notes at a rate equal to 16% per annum or, if less, the highest amount permitted by law. The October 2023 Warrants are exercisable after three months from the date of issuance for shares of the Class A common stock at a price of $1.89 and may be exercised during the exercise period commencing on November 24, 2023 and ending on the date that is five years thereafter.

On August 24, 2023, we entered into a purchase agreement (the “Equity Line Purchase Agreement”) with an accredited investor (the “Equity Line Investor”), pursuant to which the Equity Line Investor has agreed to purchase from us up to $5,000,000 of our Class A common stock (subject to certain limitations) from time to time during the term of the Equity Line Purchase Agreement.

The issuance of the October 2023 Notes and the October 2023 Conversion Shares in the October 2023 Offering was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act, for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

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August 2023 Equity Line Purchase Agreement

On August 24, 2023, the Registrant entered into a common stock purchase agreement (the “Equity Line Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with an investor, pursuant to which the investor has committed to purchase up to $5,000,000 in shares of Class A common stock, subject to certain limitations and conditions set forth in the Equity Line Purchase Agreement. The Registrant shall not issue or sell any shares of common stock under the Equity Line Purchase Agreement which, when aggregated with all other shares of common stock beneficially owned by the investor, would result in beneficial ownership of more than 9.99% of the Registrant’s outstanding shares of common stock.

In connection with the execution of the Equity Line Purchase Agreement, we issued a warrant to purchase up to 367,647 shares of Class A common stock (the “Equity Line Warrant”) from us in consideration of the Equity Line Investor’s commitment to purchase shares of Class A common stock under the Equity Line Purchase Agreement. The Equity Line Warrant is exercisable for shares of Class A common stock at a price of $1.50 per share (the “Equity Line Warrant Exercise Price”) and expires five years from the date of issuance. The Equity Line Warrant Exercise Price is subject to customary adjustments for stock dividends, stock splits, recapitalizations, etc.

Under the terms of the Equity Line Purchase Agreement, the Registrant has the right, but not the obligation, to sell to the investor, shares of Class A common stock over the period commencing on the execution date of the Equity Line Purchase Agreement and ending on the earlier of (i) December 31, 2025, or (ii) the date on which the investor shall have purchased Securities pursuant to the Equity Line Purchase Agreement for an aggregate purchase price of the $5,000,000, provided that a registration statement covering the resale of shares of Class A common stock that have been and may be issued under the Equity Line Purchase Agreement is declared effective by the SEC. The Registrant has registered shares for potential issuance on exercise of the warrants, or drawing of the equity line, on Form S-1 that was declared effective on October 30, 2023. As of September 30, 2025, the Registrant has not sold any Class A common stock under the Equity Line Purchase Agreement and the investor has exercised 33,333 warrants.

The Notes, the Warrants and the shares of Class A common stock issuable upon conversion of the Notes or exercise of the Warrants in connection with the Equity Line Purchase Agreement were, and will be, offered pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, or in the event of an issuance of shares of Class A common stock underlying the Warrants on a cashless basis, pursuant to the exemption provided in Section 3(a)(9) under the Securities Act. Each Investor was an “accredited investor” as that term is defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act. The Notes, the Warrants and the shares of Class A common stock issuable upon conversion of the Notes or exercise of the Warrants have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act.

2023 Note Payable

In July 2023, the Registrant entered into a cooperation agreement with its IDC vendor. The Registrant agreed to make the vendor the official server host of ARK: Survival Evolved and future iterations and sequels of the game for a period of 7 years. In return, the vendor has agreed to provide the Registrant with funds in cash of up to $3.0 million without discount and free of charges and costs to the Registrant. The funds were repaid in monthly installments starting in November 2023 and were based on 20% of the gross monthly ARK: Survival Ascended revenues. The Registrant has imputed interest at 8.0% on draws made. As of December 31, 2024, we had repaid the remaining $1.5 million outstanding under the Note Payable.

Item 16. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the Signature Page and which Exhibit Index is hereby incorporated by reference.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

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EXHIBIT INDEX

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of Snail, Inc.	8-K	001-41556	3.1	November 15, 2022

3.2	Amended and Restated Bylaws of Snail, Inc.	8-K	001-41556	3.2	November 15, 2022

4.1	Form of Certificate of Class A common stock	S-1	333-267483	4.1	September 16, 2022

4.2	Form of Underwriters’ Warrants	S-1/A	333-267483	4.2	October 17, 2022

4.3	Description of the Registrant’s Securities	10-K	001-41556	4.3	March 29, 2023

4.4	Form of Crom Warrant	8-K	001-41556	4.1	August 30, 2023

4.5	Form of Equity Line Warrant	8-K	001-41556	4.2	August 30, 2023

4.6	Form of Note	8-K	001-41556	4.3	August 30, 2023

4.7	Form of Convertible Promissory Note	8-K	001-41556	4.1	February 25, 2025

4.8	Form of Crom Convertible Promissory Note	8-K	001-41556	4.1	October 30, 2025

4.9	Form of Monroe Street Convertible Promissory Note	8-K	001-41556	4.1	December 3, 2025

5.1*	Opinion of Blank Rome LLP

10.1	Amended and Restated Exclusive Software License Agreement, effective as of January 1, 2022, by and between Snail Games USA Inc. and SDE Inc.	S-1/A	333-267483	10.12	October 17, 2022

10.2	Amendment No. 1 to Amended and Restated Exclusive Software License Agreement, effective as of December 13, 2022, by and between Snail Games USA Inc. and SDE Inc.	10-Q	001-41556	10.2	December 15, 2022

10.3	Exclusive License Agreement, effective as of April 27, 2022, by and between Snail Games USA Inc. and SDE Inc.	S-1/A	333-267483	10.5	October 17, 2022

10.4†	Snail, Inc. 2022 Omnibus Incentive Plan	S-1/A	333-267483	10.11	October 26, 2022

10.5†	Form of RSU Award Agreement (Employee) pursuant to the Snail, Inc. Omnibus Incentive Plan	S-1/A	333-267483	10.15	October 17, 2022

10.6†	Form of RSU Award Agreement (Non-Employee) pursuant to the Snail, Inc. Omnibus Incentive Plan	S-1/A	333-267483	10.16	October 17, 2022

10.7	Form of Indemnification Agreement between Snail, Inc. and Its Directors and Officers	S-1	333-267483	10.1	September 16, 2022

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10.8	Second Amended and Restated Revolving Loan and Security Agreement, dated as of January 26, 2022, by and between Snail Games USA Inc. and Cathay Bank	S-1	333-267483	10.2	September 16, 2022

10.9	Promissory Note, dated January 26, 2022, by and between Snail Games USA Inc. and Cathay Bank	S-1	333-267483	10.3	September 16, 2022

10.10	Form of Independent Director Agreement between Snail, Inc. and each of Its Independent Directors	S-1/A	333-267483	10.13	October 17, 2022

10.11	Form of Securities Exchange Agreement by and among Snail, Inc. and each Securityholder of Snail Games USA Inc.	S-1/A	333-267483	10.14	October 17, 2022

10.12	Loan Agreement, dated as of June 17, 2021, by and between Snail Games USA Inc. and Cathay Bank	S-1	333-267483	10.4	September 16, 2022

10.13†	Offer Letter, dated as of August 31, 2020, between Jim S. Tsai and Snail Games USA Inc.	S-1	333-267483	10.6	September 16, 2022

10.14†	Amendment, effective as of November 1, 2021, to Offer Letter between Jim S. Tsai and Snail Games USA Inc.	S-1	333-267483	10.7	September 16, 2022

10.15†	Offer Letter, dated as of August 28, 2020, between Heidy Chow and Snail Games USA Inc.	S-1	333-267483	10.8	September 16, 2022

10.16†	Employment Agreement, dated as of December 10, 2012, between Peter Kang and Snail Games USA Inc.	S-1	333-267483	10.9	September 16, 2022

10.17†	Amendment, effective as of December 1, 2021, to Employment Agreement between Peter Kang and Snail Games USA Inc.	S-1	333-267483	10.10	September 16, 2022

10.18†	Offer Letter, dated as of March 27, 2023, between Hai Shi and Snail Games USA Inc.	10-K	001-41556	10.18	March 29, 2023

10.19	First Amendment to Amended and Restated Exclusive Software License Agreement, effective as of March 10, 2023, between SDE Inc. and Snail Games USA Inc.	10-K	001-41556	10.19	March 29, 2023

10.20	Cooperation Agreement between Snail Games USA Inc. and Marbis GmbH, dated July 26, 2023	8-K	001-41556	10.1	August 1, 2023

10.21	Form of Purchase Agreement	8-K	001-41556	10.1	August 30, 2023

10.22	Form of Registration Rights Agreement	8-K	001-41556	10.2	August 30, 2023

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10.23	Form of Equity Line Purchase Agreement	8-K	001-41556	10.3	August 30, 2023

10.24	Independent Director Agreement	8-K	001-41556	10.1	November 16, 2023

10.25	Form of Securities Purchase Agreement	8-K	001-41556	10.1	February 25, 2025

10.26	Form of Crom Securities Purchase Agreement	8-K	001-41556	10.1	October 30, 2025

10.27	Form of Monroe Street Securities Purchase Agreement	8-K	001-41556	10.1	December 3, 2025

10.28	Form of Registration Rights Agreement	8-K	001-41556	10.2	February 25, 2025

10.29	Form of Crom Registration Rights Agreement	8-K	001-41556	10.2	October 30, 2025

10.30	Form of Monroe Street Registration Rights Agreement	8-K	001-41556	10.2	December 3, 2025

21.1	Subsidiaries of the Registrant	S-1/A	333-267483	21.1	October 17, 2022

23.1*	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm

23.2*	Consent of Blank Rome LLP (included in Exhibit 5.1

24.1*	Power of Attorney (included on the signature page)

107*	Calculation of Filing Fee Table

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

*	Previously filed.

**	To be filed, if applicable, by amendment or by a report filed under the Exchange Act and incorporated herein by reference.

†	Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Culver City, State of California, on December 18, 2025

SNAIL, INC.

By:	/s/ Hai Shi
Name:	Hai Shi
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Hai Shi	Founder, Chief Executive Officer, Chief Strategy	December 18, 2025
	Hai Shi	Officer and Chairman of the Board (Co-Principal Executive Officer)

By:	/s/ Heidy Chow	Chief Financial Officer and Director	December 18, 2025
	Heidy Chow	(Principal Financial and Accounting Officer)

By:	*	Director	December 18, 2025
Jim S. Tsai

By:	*	Vice President and Director of Business Development and Operations and Director	December 18, 2025
Peter Kang

By:	*	Director	December 18, 2025
Ying Zhou

By:	*	Director	December 18, 2025
Neil Foster

By:	*	Director	December 18, 2025
Sandra Pundmann

By:	*	Director	December 18, 2025
Ryan Jamieson

*By:	/s/ Hai Shi
Hai Shi, Attorney-In-Fact

II-10